UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On July 15, 2010 Senomyx entered into an amendment of its Collaborative Research and License Agreement with Nestec, Ltd. (“Nestlé”) dated as of April 18, 2002, as previously amended on October 23, 2003, April 17, 2005, March 22, 2006, April 14, 2008 and September 15, 2008 (the “Collaboration Agreement”).

Prior to this most recent amendment of the Collaboration Agreement, we agreed with Nestlé, for a two year period which ended March 31, 2010, to a specified escalating payment arrangement in lieu of a sales-based royalty. Under this most recent amendment of the Collaboration Agreement, effective for all Nestlé products that Nestlé manufactures on or after April 1, 2010 and that incorporate our S336 savory enhancing flavor, we agreed with Nestlé to an alternative methodology for calculating payments to us in lieu of a sales-based royalty.

Under this alternative methodology, Nestlé has agreed to pay us a pre-determined dollar amount, referred to as the Base Payment Amount, for Nestlé’s use of up to a specified volume (represented in kilograms) of S336 over a calendar year, referred to as the Base Use Level. The predetermined Base Payment Amount will be paid in a lump sum at the beginning of each calendar year, except for the applicable payment in 2010 - which will be made following the execution of the amendment. The Base Payment Amount will escalate over time beginning in 2013 and each year thereafter, but the Base Use Level will remain fixed for the duration of the Collaboration Agreement.  If during any calendar year Nestlé uses quantities of S336 in excess of the specified Base Use Level, Senomyx will receive incremental payments based on the volume (in kilograms) of S336 that are used in excess of the Base Use Level. The amount that Senomyx will receive per kilogram of incremental usage of S336 above the Base Use Level has been fixed through the end of 2013, but will increase automatically on an annual basis beginning in 2014 and each year thereafter based on an agreed formula.

This amendment, among other things, also grants Nestlé with additional non-exclusive rights to commercialize certain retail products containing our S336 savory enhancing flavor in additional countries in Asia.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID B. BERGER

David B. Berger
Vice President, General Counsel and Corporate Secretary

Date: July 20, 2010